UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND
             (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(B)

                   Under the Securities Exchange Act of 1934

                              (Amendment No._____)*


                              Alfacell Corporation
                                (Name of Issuer)


                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                   015404106
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 015404106                     13G                    Page 2 of 7 Pages



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   1.  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       STANISLAW M. MIKULSKI


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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            686,378 as of December 31, 1997 (has the right to
  BENEFICIALLY         acquire 325,128 of such shares upon the exercise of
    OWNED BY           options which are currently exercisable or which will
      EACH             become exercisable within 60 days of December 31, 1997).
   REPORTING
     PERSON            772,659 as of January 31, 1998 (has the right to acquire
      WITH             411,409 of such shares upon the exercise of options which
                       are currently exercisable or which will become
                       exercisable within 60 days of January 31, 1998).
                  --------------------------------------------------------------
                  6.   SHARED VOTING POWER
                       -0-
                  --------------------------------------------------------------
                  7.   SOLE DISPOSITIVE POWER
                       686,378 as of December 31, 1997 (has the right to acquire 325,128 of such shares upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of December 31, 1997).

                       772,659 as of January 31, 1998 (has the right to acquire 411,409 of such shares upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of January 31, 1998).
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       -0-
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       686,378 as of December 31, 1997 (has the right to acquire 325,128 of such shares upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of December 31, 1997).

       772,659 as of January 31, 1998 (has the right to acquire 411,409 of such shares upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of January 31, 1998).
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       Not Applicable

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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.5% as of December 31, 1997; 5.1% as of January 31, 1998

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  12.  TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------
*    SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a)        Name of Issuer:

                                ALFACELL CORPORATION

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                                225 Belleville Avenue
                                Bloomfield, NJ 01003

Item 2 (a)        Name of Person Filing:

                                STANISLAW M. MIKULSKI

Item 2 (b)        Address of Principal Business Office or, if none,
                           Residence

                                SEE ITEM 1(b) ABOVE

Item 2 (c)        Citizenship:

                                SEE ITEM 4 OF COVER SHEET

Item 2 (d)        Title of Class of Securities:

                                Common Stock, $.001 par value

Item 2 (e)        CUSIP Number:

                                015404106

Item 3.
                                NOT APPLICABLE

Item 4.           Ownership

                  (a)      Amount Beneficially Owned:

                                686,378 as of December 31, 1997 (has the right to acquire 325,128 of such shares upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of December 31, 1997).

                                772,659 as of January 31, 1998 (has the right to acquire 411,409 of such shares upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of January 31, 1998).

                  (b)      Percent of Class:

                                4.5% as of December 31, 1997; 5.1% as of
                                January 31, 1998

                  (c):     Number of shares as to which such person has:

                                (i)    Sole power to vote or to direct the vote:
                                        SEE ITEM 5 OF COVER SHEET.

                                (ii)   Shared power to vote or to direct the
                                       vote: SEE ITEM 6 OF COVER SHEET.

                                (iii) Sole power to dispose or to direct the disposition of: SEE ITEM 7 OF COVER SHEET.

                                (iv) Shared power to dispose or to direct the disposition of: SEE ITEM 8 OF COVER SHEET.

Item 5.           Ownership of 5% or less of a Class:

     If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial holder of more than five percent of the class of securities, check the following box.

                                [  ]


Item 6.           Ownership of more than 5% on behalf of another person:

                                NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding
                  Company:

                                NOT APPLICABLE

Item 8.           Identification and Classification of Members of the Group:

                                NOT APPLICABLE

Item 9.           Notice of Dissolution of Group:

                                NOT APPLICABLE

Item 10.          Certification:

                                NOT APPLICABLE

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                          February  , 1998
                                                       -------------------------
                                                                Date


                                                        /s/ STANISLAW MIKULSKI
                                                       -------------------------
                                                             Signature


                                                        STANISLAW MIKULSKI
                                                       -------------------------
                                                            Name/Title

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     February 17, 1998
                                                  ---------------------------
                                                           Date


                                                   /s/ STANISLAW M. MIKULSKI
                                                  ---------------------------
                                                        Signature


                                                  STANISLAW M. MIKULSKI
                                                  ---------------------------
                                                       Name/Title